EXHIBIT 99.2

NEWS RELEASE

Contact:	Cory Olson Senior Vice President and Treasurer (214) 303-3645

P.I. Aquino Assistant Treasurer (214) 303-3437

DEAN FOODS COMPANY RECEIVES WELLS NOTICE FROM SEC

     DALLAS, November 5, 2003 — Dean Foods Company (NYSE: DF) announced today that it received a Wells Notice from the Securities and Exchange Commission (SEC) on November 4, 2003 indicating that the SEC is considering bringing a civil injunctive action against the company. The notice alleges that Dean Foods aided and abetted The Fleming Companies in connection with The Fleming Companies’ acceleration of revenue recognition. Two officers of the Dean Dairy Group subsidiary have also received similar notices containing the same allegations. No corporate executive officers are involved.

     Specifically, the SEC believes that the company provided Fleming with correspondence that allowed Fleming to characterize two payments made by Dean Foods to Fleming as current income rather than deferred revenue to be recognized over future periods.

     There is no allegation by the SEC regarding Dean Foods’ financial statements. The payments in question totaled $2.7 million and were expensed by Dean Foods when they were made in the second and third quarters of 2002.

     Under the Wells process established by the SEC, Dean Foods has the opportunity to respond in writing before the SEC makes a formal decision regarding what action, if any, should be taken. The company noted that it intends to cooperate fully with the SEC in this investigation and that it does not expect this matter to have any material impact on the company.

ABOUT DEAN FOODS

     Dean Foods Company is one of the nation’s leading food and beverage companies. The company produces a full line of company-branded and private label dairy and dairy-related products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, sour cream, cottage cheese, yogurt, dips, dressings and soy milk. The company is also a leading manufacturer of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the potential impact of the SEC’s action. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Risk factors are described in the company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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